SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549
                                _________

                                FORM 8-K

                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the

                     Securities Exchange Act of 1934


                   Date of Report:  February 15, 1996
                    (Date of earliest event reported)


                      D E E R E   &   C O M P A N Y
           (Exact name of registrant as specified in charter)

                                DELAWARE
             (State or other jurisdiction of incorporation)

                                 1-4121
                        (Commission File Number)

                               36-2382580
                    (IRS Employer Identification No.)

                             John Deere Road
                         Moline, Illinois  61265
          (Address of principal executive offices and zip code)

                              (309)765-8000
          (Registrant`s telephone number, including area code)

                 _______________________________________
     (Former name or former address, if changed since last report.)

                           Page 1 of 7 pages.
                    The Exhibit Index appears at Page 3
Item 7. Financial Statements, Pro Forma Financial Information and
Exhibits.

 (c)  Exhibits

    (99) Press release and additional information.


 Signatures

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant
 has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                             DEERE & COMPANY



                              By   /s/ Frank S. Cottrell
                                 Frank S. Cottrell, Secretary


 Dated:  February 15, 1996

                             EXHIBIT INDEX



                                          Sequential Page
 Number and Description of Exhibit
Number


 (99) Press release and additional information             Pg. 4

                                          EXHIBIT 99


 Contact:  Robert J. Combs
   Deere & Company
  309/765-5014



FOR IMMEDIATE RELEASE (15 FEBRUARY 1996)


    MOLINE, ILLINOIS -- Deere & Company today reported record first quarter net income of $166.2 million or $.63 per share for the quarter ended January 31, an increase of 20 percent compared with 1995 first quarter net income of $138.4 million or $.53 per share. Results of both the equipment and financial services operations improved compared with a year ago, reflecting the continued strong retail demand in most of the company's major markets.
    Worldwide net sales and revenues increased 11 percent to $2.318 billion in the first quarter of 1996 compared with $2.088 billion last year. Net sales to dealers of agricultural, industrial and lawn and grounds care equipment were $1.937 billion in the first quarter this year compared with $1.731 billion last year. All of the equipment businesses reported higher net sales during the quarter compared with last year. Export sales from the United States continued to strengthen and totaled $308 million, a gain of
19 percent over last year s export sales of $259 million. Additionally, overseas sales increased 33 percent compared with a year ago. Overall, the company's worldwide physical volume of sales increased eight percent for the quarter compared with last year, an increase which was slightly lower than anticipated due to shipping delays related to the extreme winter weather conditions in
North America.
    The company's worldwide equipment operations, which exclude the financial services subsidiaries and unconsolidated affiliates, had net income of $116.1 million in the first quarter of 1996 compared with $95.8 million last year. Worldwide agricultural and industrial equipment operating profits for the quarter were higher compared with last year, primarily due to increased production
and
sales volumes. Overseas results continued to improve significantly, reflecting higher volumes as well as continued cost improvements. Operating profits for the lawn and grounds care equipment operations declined compared with last year, reflecting higher selling and promotional expenses associated with new products coupled with increased returns and allowances for hand-held products.
    Net income of the financial services subsidiaries was $48.7 million for the quarter compared with $42.8 million last year. Net income of the credit operations was $34.5 million compared with $29.7 million last year. This increase in income resulted primarily from a larger average portfolio financed, slightly offset by lower financing spreads.  Net income of the insurance
operations
increased from $8.2 million last year to $9.6 million this year as
a result of improved underwriting results. Net income of the health
care operations was down slightly in the quarter compared with last
year.
    Deere & Company Chairman and Chief Executive Officer Hans W. Becherer said, "The high level of worldwide retail sales of John Deere agricultural equipment in the first quarter provides a solid base for operations during the remainder of the year. The
continued
strong worldwide demand for agricultural commodities, coupled with
lower than anticipated harvest yields, have resulted in
substantial
increases in commodity prices. Additionally, world grain stocks, relative to use, are currently at the lowest levels in more than 35 years. We believe these positive conditions are maintaining farmers' confidence at very high levels, which should result in continued strong demand for new and used agricultural equipment.
    "North American demand for John Deere industrial and lawn and grounds care equipment and financial services products also remained strong during the first quarter of 1996," Becherer said.

"The markets for these products are benefiting from the positive effects of lower interest rates and the solid economic fundamentals of the markets in which we compete.
    "In response to these positive market conditions, the company s worldwide physical volume of sales to dealers for 1996 is expected to increase by approximately five percent compared with 1995," Becherer said. "During the second quarter, the worldwide physical volume of sales is expected to increase approximately 11 percent compared with last year.
    "The current outlook for our businesses remains very positive," Becherer said. "The company's operating margins have remained strong, due to our focus on continuous improvement, profitability and quality. We continue to aggressively pursue new growth initiatives throughout our worldwide operations, which should promote additional profitable growth in the future. Based on this outlook, we currently expect 1996 to be another record year for the company, with growth in both revenues and earnings."

                                   # # #

    The following is disclosed on behalf of the company's United States credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:
    John Deere Capital Corporation's net income was $32.3 million in the first quarter of 1996 compared with $27.4 million in the same period last year. Net income for the quarter was favorably affected by a larger average portfolio financed, slightly offset by lower financing spreads compared with a year ago. The average balance of credit receivables and leases financed was 19 percent higher in the first quarter of 1996 compared with the same period last year.
    Credit receivable and lease acquisitions increased 25 percent during the first quarter. Acquisitions of John Deere equipment notes were 15 percent higher in the current quarter, primarily due to increased retail sales of John Deere equipment.  Acquisitions of
retail notes, revolving charge accounts, leases and wholesale receivables all increased during the quarter compared with last year. Retail notes acquired during the quarter totaled $834 million, a 19 percent increase over first quarter 1995 acquisitions.
    Net receivables and leases financed by John Deere Capital Corporation were $5.005 billion at January 31, 1996 compared with $4.208 billion one year ago. The increase resulted from credit acquisitions exceeding collections during the last 12 months, partially offset by retail note sales during the same period. Net credit receivables and leases administered, which include receivables previously securitized and sold, totaled $5.969 billion at January 31, 1996 compared with $5.195 billion at January 31,
1995.
                                   # # #
The attached data accompany this press release.

                     First Quarter 1996 Press Release

Net sales and revenues:
(millions of dollars)
                                      Three Months Ended
                                          January 31
                                                            %
                                1996         1995         Change
Net sales:
  Agricultural equipment        1,186        1,022          +16
  Industrial equipment            443          408          + 9
  Lawn and grounds
    care equipment                308          301          + 2
      Total net sales           1,937        1,731          +12
Financial Services
  revenues                        347          329          + 5
Other revenues                     34           28          +21
    Total net sales
      and revenues              2,318        2,088          +11

United States and Canada:
  Equipment net sales           1,397        1,326          + 5
  Financial Services
    revenues                      347          329          + 5
      Total                     1,744        1,655          + 5
Overseas net sales                540          405          +33
Other revenues                     34           28          +21
    Total net sales
      and revenues              2,318        2,088          +11

Selected balance sheet data:
(millions of dollars)
                             January 31   October 31   January 31
                                1996         1995         1995
Equipment Operations:
  Dealer accounts and notes
    receivable - net            3,378        3,260        3,016
  Inventories                     980          721          943

Financial Services:
  Credit receivables and leases
    financed - net              5,549        5,366        4,674
  Credit receivables and leases
    administered - net          6,618        6,666        5,660
  Insurance companies' assets   1,153        1,127        1,480
  Health care companies' assets   234          237          206

Average shares
  outstanding             262,228,903  260,494,446  259,456,743